Exhibit 10.19

SUBLEASE

THIS SUBLEASE (“Sublease”) is made 11/16/2010, between Dinning-Beard, Inc. (“Sublessor”) and Tiger Financial Management, LLC (“Subtenant”).

Recitals

A. Sublessor is the tenant under an Amended Lease in which The Amigos Rental, LLC is lessor (“Landlord”), dated October 2, 2000 (the “Base Lease”). The Base Lease includes all amendments and extensions thereof entered into by Sublessor hereafter. A copy of the executed Base Lease is attached hereto as Exhibit A.

B. The Base Lease covers certain property at 3531 N. Ridge Road, Wichita, Kansas (the “Property”). The square footage of the Property is 9,241 on the First Floor and 8,848 on the Second Floor. This Sublease leases that portion of the Property that is the entire Second Floor thereof (“Sublease Property”).

C. The term under the Base Lease expires July 31, 2015, but Sublessor has the right to extend the term of the Base Lease to March 31, 2021. Subtenant wants to sublet the Property for five years from the Effective Date of this Sublease and to have an option to extend for another five years.

Agreement

1. SUBLEASE: Sublessor subleases to Subtenant, and Subtenant subleases from Sublessor, the Sublease Property under the terms described in this Sublease. Upon Subtenant paying the rent hereunder and observing and performing all of the covenants, conditions, and provisions on Subtenant’s part to be observed and performed hereunder, Subtenant shall have quiet possession of the Sublease Property for the entire term hereof, subject to all provisions of this Sublease. Provided that Subtenant performs all of its obligations under this Sublease, Sublessor will not take any action or permit or suffer any circumstance that constitutes or that, with the passage of time or the giving of notice, would constitute a default under the Base Lease, except to the extent that such default is attributable to Subtenant or corresponds to or arises out of a default by Subtenant under this Sublease.

2. TERM: The term shall commence on the first day of the month following completion of Subtenant’s Leasehold Improvements, as described herein, but no later than January 1, 2011 (the “Effective Date”), and end five years after the Effective Date.

3. CONDITION OF PROPERTY: Subtenant accepts the Property “as is,” in its current condition. Subtenant shall deliver the Property at the end of the term in the same condition as it is upon completion of Subtenant’s Leasehold Improvements, as described herein, ordinary wear and tear excepted, or as otherwise permitted under the Base Lease.

4. RENT: For the first sublease year, Subtenant shall pay $115,024.00 to Sublessor as rent, payable in monthly installments of $9,585.33. For each subsequent sublease year, the rent shall increase to 103% of the rent for the previous sublease year, payable in monthly installments of 1/12 of the rent for that year. Such system of increases shall continue during any extension of this Sublease. Rent is due on the first day of each calendar month. Subtenant shall pay a late charge of 5% of the monthly payment for any payment not received by midnight of the fifth day after its due date.

5. SECURITY DEPOSIT. Subtenant shall deposit with Landlord the amount of $19,170.66 as security for Subtenant’s performance of its rent and other obligations under this Sublease. Subtenant grants to Sublessor a security interest in such deposit. Upon satisfactory completion of Subtenant’s Leasehold Improvements, Sublessor shall apply $9,585.33 of such deposit to pay the first month’s rent.

6. UTILITIES. In addition to the rent specified above, Subtenant shall pay to Sublessor each month one-half of all of Lessor’s monthly costs of compliance with its obligations for utilities. Subtenant shall pay such charges to Sublessor within five business days of Sublessor’s invoicing same to Subtenant. Such charges shall be deemed rent under this Sublease.

7. COMPLIANCE WITH BASE LEASE: The terms of the Base Lease are incorporated into this Sublease as if set forth in full, except references to the Landlord shall mean Sublessor, and references to the Tenant shall mean the Subtenant. Subtenant shall perform and be bound by all covenants and agreements in the Base Lease as if Subtenant was the Tenant and Sublessor was the Landlord, except to the extent otherwise modified in this Sublease, but only to the extent that such covenants and agreements (i) relate to that portion of the Property in which Subtenant is then in possession and (ii) arise during the term hereof. Sublessor may enforce these covenants and agreements against Subtenant as if Sublessor was the Landlord and Subtenant was the Tenant under the Base Lease. Subtenant will indemnify Sublessor against any claims, damages, costs, and expenses with respect to any breaches of the Base Lease by Subtenant. Sublessor agrees that it will take such action as may be required for the purpose of enforcing the provisions of the Base Lease for the benefit of Subtenant, provided that Sublessor shall not be obligated to file suit or be required to incur any expense whatsoever until Subtenant prepays the estimated cost of such expense.

8. IMPROVEMENTS: Subtenant shall, at its own expense, make certain improvements to the Sublease Property, including changing configuration of rooms, installing its own security system and coding the elevator for Subtenant-only access to the Sublease Property (“Leasehold Improvements”). All such improvements shall be made according to plans and specifications approved in writing in advance by Sublessor. Such improvements will be completed as soon as reasonably practicable. Subtenant shall not make any other improvements to the Property without Sublessor’s prior, written consent of the plans, which consent shall not be unreasonably withheld or delayed. No Sublessor’s consent to the Leasehold Improvements or other improvements shall be considered as subjecting Sublessor’s interest in the Property to a lien for labor and materials, pursuant to K.S.A. 60-1101, et seq. In addition to the provisions of the Base Lease, if such a lien is claimed, Subtenant shall reimburse Sublessor for any expense which Sublessor may incur in defending or otherwise dealing with such lien.

9. ASSIGNMENT AND SUBLETTING: This Sublease may not be assigned or sublet without the prior written consent of Sublessor; such consent may be withheld by Sublessor in its sole and absolute discretion.

10. INDEMNITY: Subtenant shall indemnify, defend (by counsel reasonably acceptable to Sublessor), protect, and hold harmless Sublessor and Landlord and each of their respective directors, officers, employees, agents, attorneys, successors, and assigns from and against any and all claims, liabilities, penalties, fines, judgments, forfeitures, losses, costs, or expenses (including attorneys’ fees, consultants’ fees, and expert fees) for:

(a)	violation of any local, state, or federal statute or other law (“Law”) with respect to Subtenant’s use or control of the Property, or liability to any third party in connection with any violation of a Law by Subtenant or with any other action by Subtenant, its agents, or invitees; or

(b)	the death of or injury to any person or damage to any property whatsoever, arising during the term of this Sublease or anytime thereafter from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under, or about the Property, or any discharge or release in or from the Property, of any Hazardous Substance, except to the extent that any such presence, discharge, or release was caused by negligent or tortious acts or omissions of Landlord or Sublessor or by either of their activities on the Property, or (ii) Subtenant’s failure to comply with any Hazardous Substance law. The term “Hazardous Substance” shall mean any “Hazardous Materials” or the presence of any “Hazardous Substance Condition” as defined in the Base Lease.

The indemnity obligation created hereunder shall include, without limitation, and whether foreseeable or unforeseeable, any and all costs incurred (other than incidental or consequential damages) in connection with any site investigation, and any and all costs for repair, cleanup, detoxification, or decontamination, or other remedial action of the Property. The obligations hereunder shall survive the expiration or earlier termination of this Sublease and any extensions thereof

11. DAMAGE TO PROPERTY: If the Property becomes untenantable by fire, other casualty, or condemnation, then rent shall abate upon the same terms as provided in the Base Lease.

12. INSURANCE: Subtenant shall have the same obligations to procure and maintain commercial and general liability insurance to protect Sublessor’s interest as Sublessor has to the Landlord in Article 10 of the Base Lease. Sublessor shall be named as additional insured on Subtenant’s liability coverage and as a loss payee on its casualty coverage. Subtenant shall deliver certification of paid-up insurance to Sublessor upon issuance and renewal of all such policies. Sublessor shall cause each insurance policy carried by it insuring the Sublease Property against loss by fire or any of the casualties covered by its insurance to be written in such a manner so as to provide that the insurer waives all right of recovery by way of subrogation against Subtenant in connection with any loss or damage covered by the policy. Sublessor and Subtenant will each cause each insurance policy carried by it insuring the Sublease Property as well as the contents thereof, including trade fixtures and merchandise, against loss by fire or any of the casualties covered by its insurance to be written in the manner provided in Section 10.02 of the Lease, and to provide that the insurer waives all right of recovery by way of subrogation against Sublessor in connection with any loss or damage covered by the policy.

Neither party hereto shall be liable to the other for any loss or damage caused by fire or any of the casualties covered by such insurance policies maintained by the other party. It is agreed that should either party fail to procure such waiver, it will pay to the other in liquidated damages all monies to which any insurer becomes entitled from the party for whose benefit such waiver was intended.

13. OPTION TO RENT ADDITIONAL SPACE. Provided that Subtenant is not in default of its obligations under this Sublease, then during the term hereof, including any extension, Subtenant shall have the right of first offer to lease space on the first floor of the Property. Sublessor shall give Tenant written notice of the availability of any said additional office space and the rent shall be at the then-charged rate per square foot of the 2nd floor rent. In addition, subtenant shall pay a prorata share of the taxes, property insurance, and common area maintenance for said additional first floor space. Subtenant shall have ten business days from the receipt of Sublessor’s notice to notify Sublessor in writing whether it will lease the additional space at the rent specified in Sublessor’s notice. In the event Subtenant declines the offer to lease additional space or fails to notify Sublessor within 10 business days, Subtenant’s right of first offer with respect to that space shall be null and void and of no further force and effect as to that particular oiler of space, and Sublessor shall be free to lease such space to any person or entity upon the same terms and for any purpose. Any subsequent decision to offer the space to a third party shall be first made to Subtenant.

Subtenant shall have a right of first refusal to any such space offered to a third person. Subtenant shall have ten (10) business days from written notice by the Sublessor of such space availability and terms offered to the third party.

Notwithstanding the foregoing provisions of this Section, Subtenant shall not have any right of first offer with respect to any First Floor space Sublessor may offer to a title company or mortgage origination company.

However it may occur, in one or more transactions, if Subtenant becomes the occupant of the entire First Floor, as well as the Second Floor, then, from that date forward, Subtenant shall be obligated to Landlord for payment and performance of all obligations of the tenant under the Base Lease except for “Fixed Rental” under Section 3.01 thereof; and Subtenant shall indemnify Sublessor for and hold Sublessor harmless from all such obligations.

14. OPTION TO EXTEND. Provided Subtenant is not in default under this Sublease, Subtenant may, at its option, renew this Sublease for a period of five years upon the same terms and conditions, including escalating rent as provided above, by giving notice to Sublessor of its intention to renew on or before July 1, 2015. Subtenant shall have no other rights to extend or renew this Sublease.

15. OPTION TO PURCHASE. Sublessor shall deliver to Subtenant the written grant of Landlord to Subtenant of an option to purchase the Property at the end of the second year and at the end of five years after the Effective Date of this Sublease, a copy of which Grant of Option to Purchase is attached hereto as Exhibit B. If Subtenant exercises its purchase option, then upon the closing of its purchase, this Sublease shall terminate.

16. FORBEARANCE/CONSENT NOT A WAIVER: Any failure by Sublessor to declare a default or breach of this Sublease shall not be considered as a waiver of the right to thereafter declare a default or breach for any other succeeding default or breach. Any consent by Sublessor to any situation requiring Sublessor’s consent shall be deemed as consent to that situation only, and only for that particular instance, and shall not be deemed as consent to any subsequent situation where Sublessor’s consent is required.

17. NOTICE: All notice required in this Sublease shall be in writing and either personally delivered, sent by nationally-recognized overnight delivery carrier (such as Federal Express), or sent by certified United States mail, postage prepaid, to:

Sublessor at: Dinning-Beard, Inc. Attention: President 8415 E. 32nd St. North Wichita, KS 67226 Email: mstein@prudentialkansas.com	with copy to: Michael P. Cannady Adams Jones Law Firm, P.A. 1635 N. Waterfront Pkwy., Suite 200 Wichita, KS 67206 Email: mcannady@adamsjones.com

Subtenant at: Tiger Financial Management, LLC Attn: Chris Darnell 3611 North Ridge Road Wichita, Kansas 67205 Email: chrisdarnell@speedyinc.com	with copy to: Thomas L. Steele Gen. Cnsl. / Speedy Cash Holdings Corp. 3527 North Ridge Road Wichita, Kansas 67205 Email: tlsteele@speedyinc.com

18. BROKERS: The parties hereto each represent and warrant to the other that it has had no dealings with any broker or agent in connection with this Sublease. Each party agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, or expenses (including reasonable attorneys’ fees and expenses) imposed upon, asserted, or incurred by the other party as a consequence of any breach of such representations. This indemnity shall survive the expiration or earlier termination of this Sublease.

19. SUCCESSORS AND ASSIGNS: This Sublease shall be binding upon the parties and their successors and permitted assigns.

20. MISCELLANEOUS:

A.	Time is of the essence of this Sublease.

B.	Sublessor will have the exclusive right to reserve parking in the parking row closest to the front of the Property, except for spaces indicated as parking exclusively for persons with disabilities.

C.	Subtenant shall use the Property only as a business office compatible with Sublessor’s activities.

D.	This Sublease requires Landlord’s consent before it becomes effective.

E.	Subtenant shall prohibit smoking in the Subleased Property and within 30 feet from any exterior doors of the Property and shall maintain signage as permitted by Law.

F.	As between Sublessor and Subtenant, Subtenant shall be responsible, at Subtenant’s expense, for assuring the Property complies with the Americans With Disabilities Act and the Kansas Act Against Discrimination.

DINNING-BEARD, INC, Sublessor		Tiger Financial Management, LLC, Subtenant

By:	/s/ M.K. Stein	By:	/s/ Chadwick H. Faulkner
Name:	Mona Stein	Name:	Chadwick H. Faulkner
Title:	Executive Vice President, CFO	Title:	President
Date:	11/16/2010	Date:	11/16/2010

Consent of Landlord

The Amigos Rental, LLC, Landlord under the Base Lease, hereby consents to the foregoing Sublease.

Executed 11/16/2010.

THE AMIGOS RENTAL, LLC

By: Name: Title:	/s/ M.K. Stein Mona Stein Managing Member

EXHIBIT A

BASE LEASE

AMMENDED LEASE

THIS LEASE, made and entered into at Wichita, Kansas, as of the 2nd day of October, 2000.

BY AND BETWEEN	The Amigos Rental, LLC
a Kansas corporation, hereinafter called
“Landlord”
AND	Dinning-Beard, Inc., a Kansas corporation hereinafter called
“Tenant”

W I T N E S S E T H: That;

WHEREAS, the parties have previously entered into a Lease dated August 1, 2000, which the parties desire to modify and replace with this Lease; said prior lease dated August 1, 2000, to become null and void upon the execution of this Lease.

WHEREAS, Landlord is the owner of certain real property described herein, and Landlord agrees to construct certain improvements thereon and to lease such real property and improvements to Tenant; and

WHEREAS, Tenant agrees to lease such real property and improvements from Landlord under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE 1

Demised Premises-Use of Premises

Section 1.01. Real Property Description. The real property covered by this Lease is legally described as follows:

The North 250 feet of Lot 1, Block 1, Hoskinson 2nd Addition Sedgwick County, Kansas (commonly known as 3531 N. Ridge Road, Wichita, Kansas)

Section 1.02. Improvements. Landlord shall construct on the above-described real property a building containing approximately 18,000 square feet, together with certain parking and other site improvements, all as shown on those certain plans and specifications (the “Plans”) that have been agreed upon and initialed by the parties, and which are incorporated herein by reference. Such improvements shall be constructed at Landlord’s sole cost and expense in a good and workmanlike manner and in compliance with all applicable governmental rules and regulations. Any additional work done by Landlord at Tenant’s request which is not contained in the Plans shall be at Tenant’s sole cost and expense and shall be paid for, at Landlord’s election, either prior to the commencement of such additional work or within five (5) days after Landlord presents to Tenant a bill for such work. It is understood that the maximum amount Landlord has agreed to expend for the building and improvements is $2,500000. In the event that the construction costs are less than $2,500,000, the amount of fixed rental hereunder will be reduced as described in Section 3.01 below.

Section 1.04. Use of Premises. Tenant shall use and occupy the Demised Premises as a real estate sales office, and for the conduct of related businesses. Tenant also may use the Demised Premises for any office use without Landlord’s consent or for any other use with Landlord’s prior written consent, which consent will not unreasonably be withheld. For purposes of this paragraph, Landlord shall be deemed to have reason to withhold consent to any use which is not a reputable use in keeping with the general class and character of the area surrounding the Demised Premises.

ARTICLE 2

Term

Section 2.01. Term. Tenant is to have and hold the Demised Premises for a term of fifteen (15) years from and after the Commencement Date defined below (the “Term”).

Section2.02. Commencement Date. The Commencement Date (the “Commencement Date”) shall mean and be defined as the first to occur of the following: (a) Ten (10) days following the issuance of a Certificate of occupancy for the improvements to be constructed by Landlord on the Demised Premises; or, (b) the date Tenant opens for business at the Demised Premises. Landlord and Tenant shall execute an addendum to this Lease to set forth the Commencement Date as soon as such date has been determined. The first four (4) months of rent shall be deferred until the debt to Prudential Real Estate Financial Services of America (“PREFSA”) is paid in full. At said time, deferred rent shall be paid in sixty (60) equal monthly installments.

ARTICLE 3

Rental

Section 3.01. Fixed Rental.

(a) During the first five (5) years of this Lease Tenant shall pay to Landlord, in such coin or currency of the United States as shall be lawful for the payment of private debts, at the address of Landlord specified in this Lease, or at such other place as Landlord may in writing from time to time as rental for the Demised Premises, a monthly rental, payable in advance on the first day of each month, of Thirty Thousand Dollars ($30,000); provided that the rental shall not be deemed to be late if it is received within the first five (5) business days of the month. Notwithstanding the foregoing, in the event the construction costs incurred by Landlord are less than the maximum amount stated in Section 1.02 above, the fixed rental shall be reduced by 14% of the difference between the actual construction costs and the maximum amount.

(b) The fixed rental rate for each of the following five (5) year periods of this Lease shall be increased by the lesser of (i) 15%, or (ii) a percentage equal to the percentage increase from the Commencement Date through the end of the fifth year of this Lease in the “All Items” figure of the Consumer Price Index Urban Wage Earners and Clerical Workers — U.S. City Averages (1982-1984 = 100) issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event such index is discontinued in the future, then the index substituted by the Bureau of Labor Statistics shall be used, or if there is no such substitute, the parties shall use an index of consumer inflation published by the government or a business or trade association.

Section 3.02. Additional Rental. The Tenant will also pay, without notice, and without abatement, deduction, or setoff, except as may be required or permitted by this Lease, as additional rent, all sums, taxes, assessments, costs, expenses, and other payments which the Tenant in any of the provisions of this Lease assumes or agrees to pay, and, in the event of any nonpayment thereof, the Landlord shall have (in addition to all other rights and remedies) all the rights and remedies provided herein or by law in the case of nonpayment of the net rent.

ARTICLE 4

Taxes and Other Charges

Section 4.01. Tenant to Pay Taxes, Etc. Tenant shall bear, pay, and discharge, on or before the last day on which payment may be made without penalty or interest, all taxes, special assessments, charges for public utilities, excises, levies, and other governmental impositions and charges of every kind and nature whatsoever, including any interest thereon, which shall or may during the term be charged, laid, levied, assessed, imposed, become due and payable, or liens upon, or which arise in connection with the use, occupancy or possession of, or grow due or payable out of, or for, the Demised Premises, or any part thereof, or any building, appurtenances, or equipment thereon or therein. Tenant shall, within thirty (30) days after the time above provided for the payment by Tenant of any such tax, assessment, or other governmental levy, imposition, or charge, produce and exhibit to Landlord satisfactory evidence of such payment.

Section 4.02. Apportionment. All such taxes, assessments, and other governmental levies, impositions, and charges which shall be charged, laid, levied, assessed, or imposed for a fiscal period in which the term of this Lease commences or terminates shall be apportioned pro rata between Landlord and Tenant, in accordance with the respective portions of each such fiscal period during which such terms shall be in effect.

Section 4.03. Right to Contest. Tenant shall have the right to contest, or review by legal proceedings, or in such other manner as it may deem suitable (which, if instituted, Tenant shall conduct promptly at its own expense, and free of any expense to Landlord, and Landlord shall cooperate with Tenant with respect to any such suit or proceeding) any tax, assessment, or other governmental levy, imposition, or charge. Tenant may defer payment of a contested item. Tenant shall promptly pay such contested item or items if, at any time, the Demised Premises, or any part thereof, shall be in danger of being sold, forfeited, or otherwise lost or Landlord shall be subjected to criminal liability for such nonpayment. The legal proceedings herein referred to shall include appropriate proceedings to review tax assessments and appeals from orders therein and appeals from any judgments, decrees, or orders, but all such proceedings shall be begun as soon as possible after the imposition or assessment of any contested item and shall be prosecuted to final adjudication with dispatch. If there shall be any refund with respect to any contested item based on a payment by Tenant, Tenant shall be entitled to reimbursement for Tenant’s actual reasonable expenses in pursuing such refund, and shall be entitled to retain any remaining refund amount subject to apportionment as provided in section 4.02.

Section 4.04. Excluded Taxes of Landlord. Nothing herein contained shall require, or be construed to require, Tenant to pay any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax, or capital levy that is, or may be, imposed upon Landlord, or (to the extent applicable) Landlord’s members, successors, or assigns; provided, however, that if at any time during the term of this Lease the methods of taxation prevailing at the commencement of the term hereof shall be altered so that in lieu of, or as a substitute for, the whole or any part of the taxes, assessments, levies, impositions, or charges now levied, assessed, or imposed on real estate and the improvements thereon as described in Section 4.01 hereof, there shall be levied, assessed, or imposed any such substitute tax, assessment, or charge upon Landlord or Landlord’s interest in the Demised Premises, Tenant shall pay and discharge the same as herein provided.

ARTICLE 5

Assignments, Mortgages, and Subleases

Section 5.01. Prohibition of Mortgages. Neither Tenant, nor Tenant’s permitted successors or assigns, shall (unless hereinafter expressly permitted to do so) mortgage, pledge, or encumber this Lease, in whole or in part, without the prior consent in writing of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. The consent by Landlord to a mortgage, pledge, or encumbrance shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further mortgage, pledge, or encumbrance.

Section 5.02. Assignment or Subletting. Tenant shall not have the right to assign or sublet this Lease,, in whole or in part, without Landlord’s consent, which consent shall not unreasonably be withheld. Requests for approval of such assignment or subletting shall be made by Tenant to Landlord in writing, and shall set forth in detail the terms of such proposed assignment or subletting. Landlord shall have fifteen (15) days following receipt of such request to notify Tenant in writing of Landlord’s approval or disapproval of such proposed assignment or subletting. The consent by Landlord to an assignment or subletting of this Lease shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment of the Lease. No assignment or subletting shall relieve Tenant of Tenant’s liability under this Lease.

Section 5.03. Assumption by Permitted Assignees. No assignment made with Landlord’s consent shall be effective until there shall have been delivered to Landlord an executed counterpart of such assignment containing an agreement, in recordable form, executed by the assignor and the proposed assignee, whereby such assignee assumes due performance of the obligations on the assignor’s part to be performed under this Lease to the end of the term hereof.

ARTICLE 6

Alterations

Section 6.01. Consent Required. No portion of any building or other improvements on the Demised Premises shall be demolished, altered, or removed by Tenant without the prior consent in writing of Landlord, and if necessary, of any mortgagee, and Tenant shall not at any time during the term make any material alteration, rebuilding, replacement, change, addition, or improvement in or to the Demised Premises, or to any building or other improvement thereon, unless:

a. The same shall be performed in a first class workmanlike manner, at Tenant’s sole cost and expense, and shall not weaken or impair the structural strength, or lessen the value, of such buildings as shall be on the Demised Premises at the time, or change the purposes for which such buildings may be used; and

b. The same shall be made according to detailed plans, specifications, and a construction budget therefor which shall be first submitted to, and approved in writing, by Landlord, which consent may be granted or denied by Landlord in Landlord’s sole discretion.

Section 6.02. Ownership of Improvements. All buildings, alterations, rebuildings, replacements, changes, additions, improvements, equipment, and appurtenances on or in the Demised Premises on the Commencement Date and which may be erected, installed, or affixed on or in the Demised Premises during the Term, are, and shall be deemed to be and immediately become, part of the realty and the sole and absolute property of Landlord and shall be deemed to be part of the Demised Premises, except that all movable trade fixtures, which can be removed without causing damage to the Demised Premises, installed by Tenant or any permitted subtenant shall be, and remain; the property of Tenant or such permitted subtenant; provided, that Tenant shall repair any damage caused by the removal of such trade fixtures.

ARTICLE 7

Repairs—Condition of Premises

Section 7.01. Landlord’s Duty to Repair. Landlord shall be responsible for the structural repair of the foundation, exterior walls (except doors, door frames, windows, and window frames), and the replacement, when necessary, of the roof and/or HVAC system of the Demised Premises, except when such repair or replacement, respectively, is necessitated by Tenant’s negligence.

Section 7.02. Tenant’s Duty to Repair. Except for structural repairs or replacements which are the obligation of Landlord under Section 7.01, Tenant shall, at all times during the term, and at its own cost and expense, keep and maintain in good order and condition all buildings and improvements on the Demised Premises at the commencement of the term and thereafter erected on the Demised Premises, or forming part thereof, and their full equipment and appurtenances, and make all repairs thereto and restorations, replacements, and renewals thereof, both inside and outside, extraordinary and ordinary, seen or unforeseen, howsoever the necessity or desirability for repairs may occur, and shall use all reasonable precaution to prevent waste, damage, or injury.

Section 7.03. Maintenance of Sidewalks, Parking Lots. Etc. Tenant shall also, at its own cost and expense, keep, and maintain in thorough repair and in good, safe, and substantial order and condition, and free from dirt, snow, ice, rubbish, and other obstructions or encumbrances, the sidewalks, driveways, parking facilities, areas, railings, gutters, and curbs in front of, and adjacent to, the Demised Premises. Replacement of such improvements, when necessary, shall be Landlord’s responsibility at Landlord’s sole expense.

Section 7.04. No Services by Landlord. Landlord shall not be required to furnish to Tenant any facilities or services of any kind whatsoever during the Term, such as, but not limited to: water, steam, heat, gas, hot water, electricity, light, and power. Landlord shall in no event be required to make any alterations, rebuildings, replacements, changes, additions, improvements, or repairs during the term unless caused by the negligence or willful misconduct of Landlord, its employees, agents, or contractors.

Section 7.05. Condition of Premises. Landlord warrants that as of the Commencement Date, to the best of Landlord’s knowledge, the Demised Premises will be free of latent defects and will be in good order, condition, and repair. Tenant’s entry into possession of the Demised Premises shall be deemed its acceptance of the Demised Premises in good order, condition, and repair. Landlord agrees to use its best efforts to have all repairs covered by contractor’s or supplier’s warranties made by such contractors or suppliers.

ARTICLE 8

Mechanics’ and Other Liens

Section 8.01. Tenant to Create No Liens. Tenant shall promptly pay any contractor supplying work to the Demised Premises to minimize the possibility of any lien, mortgage, or other encumbrance upon the reversion or other estate of Landlord, or upon any interest of Landlord in the Demised Premises, or in the buildings or improvements thereon; it being agreed that should Tenant cause any alterations, rebuildings, replacements, changes, additions, improvements, or repairs to be made to the Demised Premises, or cause any labor to be performed, or material to be furnished therein, thereon, or thereto, neither Landlord, nor the Demised Premises, shall under any circumstances be liable for the payment of any expense incurred, or for the value of any work done, or material furnished, but all such alterations, rebuildings, replacements, changes, additions, improvements, repairs, and labor and material, shall be made, furnished, and performed at Tenant’s expense, and Tenant shall be solely and wholly responsible to contractors, laborers, and materialmen furnishing and performing such labor and material.

Section 8.02. Removal of Liens. If, because of any act or omission of Tenant, any mechanic’s or materialmen’s lien, charge, or order for the payment of money shall be filed against the Demised Premises, or any building or improvements thereon, or against Landlord, Tenant shall, at its own cost and expense, cause the same to be cancelled and discharged of record or fully bonded against within thirty (30) days after notice from Landlord to Tenant of the filing thereof.

ARTICLE 9

Requirements of Law

Section 9.01. Lawful Conduct Required. During the Term, Tenant shall, at its own cost and expense, promptly observe and comply with all present and future laws, ordinances; requirements, orders, directions, rules, and regulations of the federal, state, county, and municipal governments and of all other governmental authorities having or claiming jurisdiction over the Demised Premises, or appurtenances, or any part thereof, and of all their respective departments, bureaus, and officials, and of the insurance underwriting board, or insurance inspection bureau, having or claiming jurisdiction, or any other body exercising similar functions, and of all insurance companies writing policies covering the Demised Premises, or any part thereof, whether such laws, ordinances, requirements, orders, directions, rules, or regulations relate to structural alterations, changes, additions, improvements, replacements, or repairs, either inside or outside, extraordinary or ordinary, seen or unforeseen, or otherwise, to, or in and about, the Demised Premises, or any building thereon, or to any vaults, passageways, franchises, or privileges appurtenant thereto, or connected with the enjoyment thereof, whether the same are in force at the commencement of the term or may in the future be passed, enacted, or directed.

Section 9.02. Contest. Tenant, after notice to Landlord, may, by proceedings conducted promptly at Tenant’s own expense, contest in good faith the validity or enforcement of any such statute, law, ordinance, regulation, or order referred to in Section 9.01 so long as (i) such deferment shall not subject Landlord to liability, fine, or criminal liability, and (ii) Tenant shall be diligently prosecuting such contest to a final determination by a court, department, or governmental authority or body having jurisdiction thereof.

ARTICLE 10

Insurance

Section 10.01. Required Insurance. During the term, Tenant, at its own cost and expense,

shall:

a. Keep all buildings, improvements, and equipment on, in, or appurtenant to the Demised Premises at the commencement of the Term and thereafter erected thereon or therein, including all alterations, rebuildings, replacements, changes, additions, and improvements, insured against loss or damage by fire and such other risks as may be included in the standard form of extended coverage from time to time available, in an amount deemed appropriate by Landlord; and

b. Provide and keep in force comprehensive general public liability insurance against claims for personal injury, death, or property damage occurring on, in, or about the Demised Premises, or any elevators or escalators therein, and on, in, or about the adjoining streets, property, and passageways, such insurance to afford minimum protection, during the term of this Lease, of not less than One Million Dollars ($1,000,000) in respect of personal injury or death to any one person, and of not less than Two Million Dollars ($2,000,000) in respect of any one occurrence, and of not less than Five Hundred Thousand Dollars ($500,000) for property damage.

Section 10.02. Policy Requirements. All insurance provided by Tenant as required by this Article 10 shall be carried in favor of Landlord and Tenant, as their respective interests may appear. If requested by Landlord, such insurance against fire or other casualty shall include the interest of the holder of any mortgage on the fee and shall provide that loss, if any, shall be payable to such holder under a standard mortgagee clause. All such insurance shall be taken in such responsible companies, licensed to do business in Kansas, as Landlord shall approve in Landlord’s sole discretion, and the policies therefor shall at all times be held by Landlord or, when appropriate, by the holder of any such mortgage, in which case copies of the policies or certificates of such insurance shall be delivered by Tenant to Landlord. All such policies shall be nonassessable and shall require thirty (30) days’ notice by registered mail to Landlord of any cancellation thereof or change affecting Landlord’s coverage thereunder. Tenant will cause an endorsement or other policy provision to be included in all fire and casualty policies waiving all rights of subrogation by Tenant’s insurance carriers against Landlord for loss or liability arising under such policies.

Section 10.03. Collection of Insurance Proceeds. Tenant and Landlord shall cooperate in connection with the collection of any insurance monies that may be due in the event of loss, and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required for the purpose of obtaining the recovery of any such insurance monies.

ARTICLE 11

Destruction–Fire or Other Causes

Section 11.01. Tenant to Restore. If, during the term, the buildings or improvements on, in, or appurtenant to the Demised Premises at the commencement of the term, or thereafter erected thereon or therein, shall be destroyed or damaged, in whole or in part, by fire or other cause, Tenant shall give to Landlord immediate notice thereof, and Tenant (regardless of the size of the damage), at its own cost and expense, shall promptly repair, replace, and rebuild the same, at least to the extent of the value and as nearly as possible to the character of the buildings and improvements and the equipment therein existing immediately prior to such occurrence; and Landlord shall in no event be called upon to repair, replace, or rebuild any such buildings, improvements, or equipment, nor to pay any of the costs or expenses thereof beyond, or in excess of, the insurance proceeds as herein provided.

Section 11.02. Insurance Proceeds. Subject to the rights of any mortgagee, all insurance proceeds received by Landlord on account of such damage or destruction, less the actual cost, fees, and expenses, if any, incurred in connection with adjustment of the loss, shall be paid by Landlord to Tenant from time to time as such proceeds are required by Tenant to pay the costs of such repairs, replacement, and rebuilding. Landlord shall cause any future mortgagee of Landlord’s interest in the Demised Premises to provide in the mortgage documents that such insurance proceeds shall be applied to restoration of the Demised Premises. The adjustment of the loss shall be subject to Tenant’s approval, which shall not be unreasonably withheld or delayed.

Section 11.03. Manner of Restoring. Such work, and the performance thereof, shall be subject to, and shall be performed in accordance with, the provisions of Section 6.01 hereof.

Section 11.04. Notification. At least ten (10) days before the commencement of such repairs, replacement, or rebuilding, Tenant shall notify Landlord of its intention to commence the same.

Section 11.05. No Lease Termination. This Lease shall not terminate, or be affected in any manner, by reason of damage to, or total, substantial, or partial destruction of, the buildings, improvements, or equipment on, in, or appurtenant to the Demised Premises at the commencement of the term or thereafter erected thereon or therein, or by reason of the untenantability of the Demised Premises, or any part thereof, for or due to any reason or cause whatsoever; provided, however, that in the event the Demised Premises become wholly or partially untenantable because of damage to, or destruction of, the buildings or improvements located on the Demised Premises, the rental payable hereunder shall abate in proportion and to the extent that the Demised Premises have been rendered untenantable, but in no event shall the period of such rent abatement exceed one hundred eighty (180) days regardless of whether the Demised Premises continue to be untenantable thereafter.

Section 11.06. Last Year. Notwithstanding Section 11.05 above, if such fire or other casualty occurs during the last year of the Initial Term or extended term and (i) the cost of so repairing or restoring the Demised Premises will exceed twice the annual rent then in effect, or (ii) if such fire or casualty results in more than fifty percent (50%) of the floor area of the Demised Premises being untenantable, then Tenant shall have the right to terminate this Lease by written notice to the Landlord. In the event this option to terminate is exercised, all insurance proceeds received or receivable by Tenant as a result of such damage or loss shall belong to, and to the extent possible shall be paid directly to, Landlord.

ARTICLE 12

Condemnation

Section 12.01. Termination of Lease. If Landlord’s fee simple title to the Demised Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain, or by private purchase in lieu thereof (herein the “Taking”), then this Lease shall terminate automatically as of the date possession is given to the condemning authority. If there is a Taking of any part of the Demised Premises as to render the remainder thereof unusable for the purposes for which the Demised Premises were leased, then Tenant shall have the right to terminate this Lease on thirty (30) days’ notice to the other given within ninety (90) days before the estimated date of possession being given to the condemning authority. In the event of a partial taking and the remainder of the Demised Premises are usable, rent shall be reduced in proportion to the amount of square feet condemned.

Section 12.02. Compensation. All compensation awarded or paid upon a total or partial Taking of the Demised Premises shall belong to and be the property of Landlord without any participation by Tenant; provided, however, that nothing contained herein shall be construed to preclude Tenant, at its sole cost and expense, from independently prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, depreciation to, damage to, or cost of removal of stock or trade fixtures, furniture and other personal property belonging to Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award.

ARTICLE 13

Landlord Not Liable for Injury or Damage

Tenant is, and shall be, in exclusive control and possession of the Demised Premises as provided herein. Landlord shall not in any event whatsoever be liable for any injury or damage to any property or to any person happening on or about the Demised Premises, nor for any injury or damage to any property of Tenant, or of any other person contained therein; and Tenant shall fully indemnify Landlord against any loss, liability, or expense arising therefrom, except for any injury or damage caused by the negligence or willful misconduct of Landlord, its employees, agents, or contractors. The provisions hereof permitting Landlord to enter and inspect the Demised Premises are made for the purpose of enabling Landlord to be informed as to whether Tenant is complying with the agreements, terms, covenants, and conditions hereof.

ARTICLE 14

No Rent Abatement

Except as provided in Section 12.01 and Section 11.05 hereof, no abatement, diminution, or reduction of rent, charges, or other compensation shall be claimed by, or allowed to, Tenant, or any persons claiming under it, under any circumstances, whether for inconvenience, discomfort, interruption of business, or otherwise arising from the making of alterations, changes, additions, improvements, or repairs to any buildings now on or which may hereafter be erected on the Demised Premises, by virtue or because of any present or future governmental laws, ordinances, requirements, orders, directions, rules, or regulations or by virtue or arising from, and during, the restoration of the Demised Premises after the destruction or damage thereof by fire or other cause or the taking or condemnation of a portion only of the Demised Premises or arising from any other cause or reason.

ARTICLE 15

Access to Premises

Tenant shall permit Landlord or its agents to enter the Demised Premises at all reasonable hours for the purpose of inspection, or of making repairs that Tenant may neglect or refuse to make in accordance with the agreements, terms, covenants, and conditions hereof, and also for the purpose of showing the Demised Premises to persons wishing to purchase the same or to make a mortgage loan on the same and, at any time within six (6) months prior to the expiration of the term, to persons wishing to rent the same; and Tenant shall within three (3) months prior to the expiration of the term permit the usual notices of “For Rent” and “For Sale” to be placed on the Demised Premises and to remain thereon without hindrance and molestation. Landlord shall use good faith efforts to avoid interfering with Tenant’s use of the Demised Premises.

ARTICLE 16

Compliance with Laws; Environmental Liabilities

Section 16.01. Definitions. For purposes of this Lease, the following terms shall have the meanings set forth below:

a. “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials.

b. “Hazardous Materials” shall mean any hazardous, toxic, or dangerous waste, substance, material, pollutant or contaminant defined as such under any Environmental Law.

c. “Hazardous Substance Condition” shall mean the existence of Hazardous Materials at levels which would require remediation under any Environmental Law.

Section 16.02. Use of Hazardous Materials. Except for fuels and cleaning supplies in and about the Demises Premises in the ordinary course of Tenant’s business (the “Permitted Materials”), Tenant shall keep the Demised Premises free of Hazardous Materials, and neither Tenant nor any occupant of the Demised Premises shall use or be permitted to use, transport, store, dispose of, or in any manner deal with Hazardous Materials on the Demised Premises, except with the prior written consent of Landlord and in strict compliance with all applicable present and future federal, state, and local laws, ordinances, rules, regulations, directions, requirements and administrative and judicial orders and decrees. Landlord’s consent shall not be unreasonably withheld as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Materials do not present an unreasonable risk, that it is necessary or useful to Tenant’s business and will be used, kept, and stored in a manner that complies with all laws regulating any such Hazardous Materials so brought upon or used or kept in or about the Demised Premises.

Section 16.03. Indemnification of Landlord. In the event Tenant creates any Hazardous Substance Condition upon the Demised Premises, Tenant shall, at Tenant’s sole cost and expense, promptly eliminate said Hazardous Substance Condition, Additionally, Tenant shall indemnify and hold harmless Landlord from any and all claims, causes of actions, damages, costs of remediation, expenses (including reasonable attorneys’ fees, consulting fees, or expert fees) governmental orders, court orders, or any other obligation or liability imposed upon Landlord or suffered by Landlord, as a result of Tenant’s creation of any Hazardous Substance Condition.

Section 16.04. Compliance with Law.

a. Landlord warrants that as of the Commencement Date the Demised Premises will be in compliance with all federal, state, and local laws, ordinances, rules, regulations, directions, requirements and administrative and judicial orders and decrees.

b. Tenant shall at its cost strictly comply with, and ensure strict compliance by all occupants of the Demised Premises with, all applicable present and future federal, state, and local laws, ordinances, rules, regulations, directions, requirements and administrative and judicial orders and decrees pertaining to Tenant’s use of the Demised Premises and with all existing recorded covenants, conditions, and restrictions. These include, without limitation, any required alteration of the Premises because of Tenant’s specific use, and all applicable federal, state, and local laws, ordinances, rules, regulations, directions, requirements, orders and decrees pertaining to air and water quality, Hazardous Materials, waste disposal, air emissions, underground storage tanks, and other environmental matters, all zoning and other land use matters, and utility availability, and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of Premises, and Tenant shall keep the Demised Premises free and clear of any liens, charges, or impositions imposed pursuant to such laws, ordinances, rules, regulations, directions, requirements or administrative or judicial orders or decrees. Landlord agrees not to execute any covenants, conditions, restrictions, or easements enforceable against the Demised Premises and/or Tenant’s use thereon without Tenant’s prior written consent, which consent will not unreasonably be withheld.

c. In the furtherance of, and not in limitation of, Tenant’s obligations under the foregoing paragraph, throughout the term of this Lease, Tenant shall at its cost do or cause to be done all things necessary to preserve and keep in full force and effect permits required for the conduct of its business and operations from the time of commencement of this lease until its expiration or termination.

d. Tenant shall not use or occupy, nor permit or suffer the Demised Premises, or any part thereof, to be used or occupied, for any unlawful or illegal business, use, or purpose, nor for any business, use, or purpose reasonably deemed by Landlord to be extrahazardous, nor in such manner as to constitute a nuisance of any kind, nor for any purpose or in any way in violation of any present or future governmental laws, ordinances, requirements, orders, directions, rules, or regulations. Tenant shall promptly upon the discovery of any such unlawful, illegal, or extrahazardous use take all necessary steps, legal and equitable, to compel the discontinuance of such use and to oust and remove any occupants or other persons guilty of such unlawful, illegal, or extrahazardous use.

Section 16.05. Inspection. Landlord and its agents shall have the right, but not the duty, to inspect the Demised Premises at any reasonable time upon reasonable advance notice to Tenant to determine whether Tenant is complying with the terms of this Article. If Tenant is not in compliance with this Article, Landlord shall have the right to immediately enter upon the Demised Premises to remedy any contamination caused by Tenant’s failure to comply notwithstanding any other provision of this Lease. Landlord shall use good faith efforts to minimize interference with Tenant’s business but shall not be liable for any interference caused thereby.

ARTICLE 17

Indemnity

Section 17.01. Indemnity by Tenant. Subject to any contrary provision of Section 17.02, Tenant shall indemnify and save harmless Landlord against and from all costs, fees, interests, charges, reimbursements, obligations, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims, and demands of every kind or nature, including reasonable counsel fees, by or on behalf of any person, party, or governmental authority whatsoever arising out of (i) any failure by Tenant to perform any of the agreements, terms, covenants, or conditions of this Lease on Tenant’s part to be performed; (ii) any accident, injury, or damage which shall happen in or about the Demised Premises, or appurtenances, or on or under the streets, sidewalks, curbs, or vaults in front of or adjacent thereto, however occurring, and any matter or thing growing out of the condition, occupation, maintenance, alteration, repair, use, or operation of the Demised Premises, or any part thereof, and/or of the streets, sidewalks, curbs, or vaults adjacent thereto during the term; (iii) failure to comply with any laws, ordinances, requirements, orders, directions, rules, or regulations of any federal, state, county, or city governmental authority; (iv) any contest permitted by the provisions of Sections 4.03 and 9.02 hereof; (v) any mechanic’s lien or financing statement filed against the Demised Premises; any equipment therein, or any building or improvement thereon; or (vi) any tax attributable to the execution, delivery, or recording of this Lease or any modification thereof; and any liability arising under Article 16 hereof resulting from Tenant’s activities during the term of this Lease.

Section 17.02. Indemnity by Landlord. Landlord shall indemnify and save harmless Tenant against and from all costs, fees, interests, charges, reimbursements, obligations, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims, and demands of every kind or nature, including reasonable counsel fees, by or on behalf of any person, party, or governmental authority whatsoever arising out of the breach of any of Landlord’s representations and warranties or obligations hereunder.

Section 17.03. Survival. The indemnity set forth in this Article 17 of this Lease, and in Section 16.03 of this Lease, shall survive the termination, suspension, or expiration of the Lease. All indemnification and contribution rights conferred by equity, law, statute or regulation, including those relating to environmental matters shall survive the termination, expiration or surrender of this Lease and any assignment or conveyance provided under this Lease.

ARTICLE 18

Default

Section 18.01. Events of Default. Each of the following events shall be a default hereunder by Tenant and a breach of this Lease:

a. If Tenant shall file a petition in bankruptcy, or insolvency, or for reorganization, or arrangement under the bankruptcy laws of the United States, or any insolvency act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved, or shall make an assignment for the benefit of creditors;

b. If involuntary proceedings under any such bankruptcy law, or insolvency act, or for the dissolution of a corporation shall be instituted against Tenant, or if a receiver or trustee shall be appointed of all or substantially all of the property of Tenant, and such proceedings shall not be dismissed, or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment;

c. If Tenant shall fail to pay Landlord any rent or additional rent by the fifth business day of each month and shall not make such payment within ten (10) business days after written notice thereof by Landlord to Tenant;

d. If Tenant shall breach or fail to perform any of the agreements, terms, covenants, or conditions hereof on Tenant’s part to be performed and such nonperformance shall continue for a period within which performance is required to be made by specific provision of this Lease, or if no such period is so provided, for a period of thirty (30) days after notice thereof by Landlord to Tenant (provided, however, that except for those matters addressed in 18 . 01. c, Tenant shall not be in default hereunder if it shall, within the period of cure otherwise set forth herein, commence and at all times thereafter diligently pursue all practicable efforts to cure the default if, but only if, Landlord shall not actually suffer any damage by reason thereof);

e. If Tenant shall vacate or abandon the Demised Premises; or

f. If this Lease or the estate of Tenant hereunder shall be transferred to, or shall pass to, or devolve upon, any other person or party, except in a manner permitted under ARTICLE 5 hereof.

Section 18.02. Remedies Upon Default. If any such event of default shall occur and be uncured, Landlord shall have the right to:

a. Cancel and terminate this Lease, as well as all of the right, title, and interest of Tenant hereunder, by giving to Tenant written notice of such cancellation and termination, and upon such notice, this Lease and the term hereof, as well as all of the right, title, and interest of Tenant hereunder, shall expire in the same manner and with the same force and effect, except as to Tenant’s liability, as if the expiration of the time fixed in such notice of cancellation and termination were the end of the term herein originally demised, or

b. Landlord may reenter and repossess the Demised Premises, using such force for that purpose as may be necessary and without being liable to prosecution therefor, other than such loss or damage which may be the result of Landlord’s negligence or willful misconduct. If Landlord shall so reenter, Landlord may repair and alter the Demised Premises in such manner as to Landlord may deem necessary or advisable.

Section 18.03. Continued Obligation to Pay Rent. Notwithstanding Landlord’s termination of the Lease or reentry of the Demised Premises without termination of the Lease, Tenant shall nevertheless remain and continue liable to Landlord in a sum equal to all net rent, additional rent, and other charges payable hereunder for the remainder of the term herein originally demised. Landlord shall use reasonable efforts to let or relet the Demised Premises, or any parts thereof, for the whole or any part of the remainder of the term herein originally demised, or for a longer period, in Landlord’s name or as the agent of Tenant, and out of any rent collected or received from subtenants or as a result of such letting or reletting Landlord shall first pay to itself the reasonable cost and expense of retaking, repossessing, repairing, and/or altering the Demised Premises, and the reasonable cost and expense of removing all persons and property therefrom; second, pay to itself the reasonable cost and expense sustained in securing any new tenant; and, if Landlord shall maintain and operate the Demised Premises, the reasonable cost and expense of operating and maintaining the Demised Premises; and, third, pay to itself any balance remaining on account of the liability of Tenant to Landlord for the sum equal to all net rent, additional rent, and other charges payable hereunder and unpaid by Tenant for the remainder of the term herein originally demised. No reentry by Landlord, whether had or taken under summary proceedings or otherwise, shall absolve or discharge Tenant from liability hereunder.

Section 18.04. Payment of Rent After Termination. Should any rent collected by Landlord as provided in Section 18.03 be insufficient to fully pay to Landlord a sum equal to all net rent, additional rent reserved herein, and other charges payable hereunder for the remainder of the term herein originally demised, the balance or deficiency shall be paid by Tenant on the rent days herein specified, that is, upon each of such rent days, Tenant shall pay to Landlord the amount of the deficiency then existing; and Tenant shall be and remain liable for any such deficiency, and the right of Landlord to recover from Tenant the amount thereof, or a sum equal to all such net rent, additional rent, and other charges payable hereunder, if there shall be no reletting, shall survive the issuance of any dispossessory warrant or other cancellation or termination hereof, and Landlord shall be entitled to retain any overage; and Tenant hereby expressly waives any defense that might be predicated upon the issuance of such dispossessory warrant or other cancellation or termination hereof.

Section 18.05. When Suits May Be Commenced. Upon an uncured event of default, suit or suits for the recovery of the deficiency or damages referred to in Section 18.04 or for any installment or installments, or net rent and additional rent hereunder, or for a sum equal to any such installment or installments, may be brought by Landlord, from time to time at Landlord’s election, and nothing in this Lease contained shall be deemed to require Landlord to await the date whereon this Lease or the term hereof would have expired by limitation had there been no such default by Tenant or no such cancellation or termination.

Section 18.06. Right to Equitable Relief. In the event of a breach or a threatened breach by Tenant of any of the agreements, terms, covenants, or conditions hereof, Landlord shall have the right of injunction to restrain the same and the right to invoke any remedy allowed by law or in equity, as if specific remedies, indemnity, or reimbursement were not herein provided.

Section 18.07. Remedies Cumulative. The rights and remedies given to Landlord in this Lease are distinct, separate, and cumulative, and no one. of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others herein or by law or in equity provided.

Section 18.08. Effect of Receipt of Rent After Termination. No receipt of monies by Landlord from Tenant, after the cancellation or termination thereof in any lawful manner, shall reinstate, continue, or extend the Term, or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of rent and additional rent then due or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Demised Premises by proper suit, action, proceeding, or other remedy; it being agreed that, after the service of notice to cancel or terminate as herein specified, after the commencement of any suit, action, proceeding, or other remedy, or after a final order or judgment for possession of the Demised Premises, Landlord may demand, receive, and collect any monies due, or thereafter falling due, without in any manner affecting such notice, suit, action, proceedings, order, or judgment; and any and all such monies so collected shall be deemed to be payments on account of the use and occupation of the Demised Premises, or at the election of Landlord, on account of Tenant’s liability hereunder.

Section 18.09. Nonwaiver. The failure of Landlord to insist upon a strict performance of any of the agreements, terms, covenants, and conditions hereof shall not be deemed a waiver of any rights or remedies that Landlord may have and shall not be deemed a waiver of any subsequent breach or default in any of such agreements, terms, covenants, and conditions.

Section 18.10. Landlord’s Right to Cure. Upon any uncured default, Landlord at its option may, but shall not be obligated to, make any payment required of Tenant herein, or comply with any agreement, term, covenant, or condition required hereby to be performed by Tenant and the amount so paid, together with interest thereon at the rate of ten percent (10%) per annum from the date of such payment by Landlord shall be deemed to be additional rent hereunder payable by Tenant and collectible as such by Landlord with the next succeeding monthly installment of rent. Landlord shall have the right to enter the Demised Premises for the purpose of correcting or remedying any such default and to remain therein until the same shall have been corrected or remedied, but neither any such expenditure, nor any such performance, by Landlord shall be deemed to waive or release Tenant’s default or the right of Landlord to take such action as may be otherwise permissible hereunder in the case of such default.

ARTICLE 19

Landlord Default

Section 19.01. Notice of Default. Upon the occurrence of an event of Landlord default in the performance of its covenants, duties and obligations hereunder, Tenant shall give Landlord written notice of default. Landlord shall have thirty (30) days in which to cure such default, provided however that such 30 day period shall be extended so long as Landlord diligently pursues all practicable efforts to cure the default and Tenant shall not actually suffer any damage by reason thereof.

Section 19.02. Tenant’s Remedies. In the event Landlord fails or is unable to cure an event of Landlord default as provided above, Tenant may, at its option, but shall not be obligated to, proceed as follows:

a. Make any payment required of Landlord herein, or comply with any agreement, term, covenant or condition required hereby to be performed by Landlord, and the amount so paid, together with interest thereon at the rate often percent (10%) per annum from the date of payment by Tenant, shall be immediately due and owing by Landlord.

b. Obtain injunctive relief from a court of competent jurisdiction.

c. Setoff from Tenant’s rental obligation the amount paid by Tenant on behalf of Landlord-as provided above.

d. Commence suit in a court of competent jurisdiction for the recovery of sums paid by Tenant on behalf of Landlord as provided above and any other damages incurred by Tenant by reason of Landlord’s default.

e. Terminate this Lease, except as to any then-accrued liability of Landlord.

f. Avail itself of all other rights and remedies allowed by law or in equity.

Section 19.03. Tenant’s Remedies Cumulative. The rights and remedies given to Tenant in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by Tenant, shall be deemed to be in exclusion of any of the others herein or by law or in equity provided.

Section 19.04. Nonwaiver. The failure of Tenant to insist upon a strict performance of any of the agreements, terms, covenants and conditions imposed upon Landlord shall not be deemed a waiver of any rights or remedies that Tenant may have and shall not be deemed a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

ARTICLE 20

End of Term

Section 20.01. Surrender of Premises. Tenant shall, on the last day of the term, or upon the sooner termination of the term, peaceably and quietly surrender and deliver the Demised Premises to Landlord free of subtenancies (unless Landlord shall consent to the continuance thereof), broom-clean, including all buildings, replacements, changes, additions, and improvements constructed, erected, added, or placed by Tenant thereon, with all equipment in or appurtenant thereto, except all movable (without doing substantial damage to the Premises) trade fixtures installed by Tenant or any subtenant, in good condition and repair, reasonable wear and tear excepted.

Section 20.02. Personal Property of Tenant and Subtenant. Any trade fixtures or personal property not used in connection with the operation of the Demised Premises and belonging to Tenant or any subtenant, if not removed at such termination and if Landlord shall so elect, shall be deemed abandoned and become the property of Landlord without any payment or offset therefor. If Landlord shall not so elect, Landlord may remove such fixtures or property from the Demised Premises and store them at the risk and expense of Tenant or such subtenant. Tenant shall repair and restore, and save Landlord harmless from, all damage to the Demised Premises caused by the removal therefrom, whether by Tenant or a subtenant or by Landlord, of all such trade fixtures and personal property.

Section 20.03. Deposits of Prepayment of Subtenant. Upon surrendering the Demised Premises to Landlord as provided in Section 19.01 hereof, Tenant will pay to Landlord all deposits or other security and all prepaid rents received from subtenants and other occupants whose tenancies may continue beyond the last day of the term of this Lease or the sooner termination thereof and will deliver to Landlord all original subleases and modifications thereof, lease files, plans, records, registers, and all other papers and documents which may be required for the proper operation and management of the Demised Premises and are then in Tenant’s possession. Nothing herein shall require Landlord to recognize any such existing sublease as continuing in effect after such last day or sooner termination.

Section 20.04. Holding Over. In the event Tenant remains in possession of the Demised Premises, or any part thereof, after the expiration of this Lease and Landlord elects to accept rental payments, Tenant shall be and shall be deemed to be a tenant from month-to-month.

Section 20.05. Survival. The provisions of this Article 20 shall survive the expiration or sooner termination of this Lease.

ARTICLE 21

Quiet Enjoyment

Landlord covenants that, so long as Tenant shall faithfully perform the agreements, terms, covenants, and conditions hereof, Tenant shall and may peaceably and quietly have, hold, and enjoy the Demised Premises for the term hereby granted without molestation or disturbance by or from Landlord and free of any encumbrance created or suffered by Landlord, except those to which this Lease is made subject and subordinate as herein provided.

ARTICLE 22

Estoppel Certificate

a. Tenant shall, without charge, at any time and from time to time hereafter, within ten (10) days after request by Landlord, certify by written instrument, duly executed and acknowledged, to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm, or corporation specified by Landlord, as to the validity and force and effect of this Lease, in accordance with its tenor, as then constituted, as to the existence of any default on the part of any party thereunder, as to the existence of any offsets, counterclaims or defenses thereto on the part of Tenant, and as to any other matters which may be reasonably requested by Landlord.

b. Landlord shall, without charge, at anytime and from time to time hereafter, within ten (10) days after request by Tenant, certify by written instrument, duly executed and acknowledged, to any permitted assignee of Tenant’s interest in this Lease, or any other person, firm, or corporation specified by Tenant, as to the validity and force and effect of this Lease, in accordance with its tenor, as then constituted, as to the existence of any default on the part of any party thereunder, as to the existence of any claims on the part of Landlord, and as to any other matters which may be reasonably requested by Tenant.

ARTICLE 23

Notices

Whenever it is provided herein that notice, demand, request, or other communication shall or may be given to or served upon either of the parties by the other, and whenever either of the parties shall desire to give or serve upon the other any notice, demand, request, or other communication with respect hereto or the Demised Premises, each such notice, demand, request, or other communication shall be in writing and, any law or statute to the contrary notwithstanding, shall be effective for any purpose if given or served as follows:

a. If by Landlord, by personal delivery, reputable courier service (charges prepaid), telecopier, or by mailing the same to Tenant by certified or registered mail, postage prepaid, return receipt requested, addressed to Tenant at 8415 E, 32nd Street North, Wichita, Kansas 67226, ATTENTION: President, or at such other address as Tenant may from time to time designate by notice given to Landlord by certified or registered mail; or

b. If by Tenant, by personal delivery, reputable courier service (charges prepaid), telecopier, or by mailing the same to Landlord by certified or registered mail, postage prepaid, return receipt requested, addressed to Landlord at 9435 E. Central, Building 200, Wichita, Kansas, ATTENTION: James E. Fisher, III, or at such other address as Landlord may from time to time designate by notice given to Tenant by certified or registered mail.

Every notice, demand, request, or other communication hereunder shall be deemed to have been given or served at the time that the same shall be personally delivered, sent by telecopier, or deposited in -the United States mail, postage prepaid, in the manner aforesaid. Nothing herein contained however shall be construed to preclude personal service of any notice, demand, request, or other communication in the same manner that personal service of a summons or other legal process may be made.

ARTICLE 24

Miscellaneous

Section 24.01. Entire Agreement. This Lease contains the entire agreement between the parties and cannot be changed or terminated orally, but only by an instrument in writing executed by the parties.

Section 24.02. Applicable Law. This agreement shall be interpreted in accordance with the internal laws of the State of Kansas without giving effect to its conflict of laws principles.

Section 24.03. Captions. The captions of the various articles of this Lease are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Lease, nor in any way affect this Lease.

Section 24.04. Binding Effect. The agreements, terms, covenants, and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors, and, except as otherwise provided herein, their assigns.

Section 24.05. Force Maleure. Tenant’s performance under this Lease (other than the payment of rent or additions to rent) is subject to delay for acts of God, weather, strikes, labor troubles, or governmental preemption in connection with a national emergency, the conditions of supply and demand which have been or are affected by war, hostilities, or other similar emergency.

Section 24.06. Memorandum of Lease. At the request of either party, Landlord and Tenant shall promptly execute, acknowledge, and deliver a memorandum of lease in recordable form giving notice of the existence and term of this Lease. In the event such a memorandum of lease is recorded, Tenant agrees to promptly execute, acknowledge, and deliver to Landlord, upon the termination of this Lease for any reason, an affidavit, release, or disclaimer in recordable form evidencing the termination of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease the date first above written.

The Amigos Rental, LLC

By	/s/ James E. Fisher, III
“Landlord”

Dinning-Beard, Inc.

By	/s/ Barry West
“Tenant”

GUARANTY

The undersigned, in order to induce Landlord to enter into this Lease, hereby irrevocably and unconditionally personally guarantees the performance by Tenant of each and every one of its obligations under the foregoing Lease.

/s/ Barry West
Barry West

EXHIBIT B

GRANT OF OPTION TO PURCHASE

GRANT OF OPTION TO PURCHASE REAL ESTATE

This option (“Option”) is made                         , 2010 from The Amigos Rental, LLC (“Landlord”) to Tiger Financial Management LLC, a Kansas Limited Liability Company (“Subtenant”).

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Landlord, Landlord grants to Subtenant the following rights:

1. The Property. This Option is with respect to the following-described real estate (the “Property”):

The North 250 feet of Lot 1, Block 1, Hoskinson 2nd Addition, Sedgwick County, Kansas (commonly known as 3531 N. Ridge Road, Wichita, Kansas).

2. Recital. Landlord and Dinning-Beard, Inc. (“Tenant”) are the parties to an Amended Lease entered into in Wichita, Kansas as of October 2, 2000. Tenant, as “Sublessor,” and Subtenant have entered into a Sublease dated contemporaneously with this Option, which provides that Sublessor shall deliver this Option to Subtenant. This Option is to Landlord’s economic advantage, and Landlord wishes to accommodate Tenant by granting this Option.

3. Effective Date of Option Exercise. Subtenant may exercise this Option as of either one of two dates, January 1, 2013 or January 1, 2016.

4. Option to Purchase. Subtenant shall have the option to buy the Property in the following manner and upon the following terms:

(a)	120 days prior to the option exercise date, Subtenant will give Landlord written notice of its election to buy, stating the offered purchase price in the notice. Landlord shall reply within 30 days, in writing, with its acceptance or rejection of the price. If rejected, Landlord shall state a price it will accept.

(b)	If Subtenant and Landlord have not agreed upon a price in writing within 20 days after Landlord’s reply was originally due, then the price shall be determined by an appraiser selected jointly by Landlord and Subtenant. If Landlord and Subtenant cannot agree upon an appraiser within 40 days after Landlord’s reply was originally due, then Landlord and Subtenant shall each select a state-certified general appraiser and the two appraisers shall select a third state-certified general appraiser. The three appraisers shall then appraise the Property and the average of the three appraisals shall be the purchase price. If one appraiser is used, the cost shall be shared equally between Landlord and Subtenant. If three appraisers are used, Subtenant shall pay the cost of the appraiser it selects, Landlord shall pay the cost of the appraiser it selects, and the cost of the third appraiser shall be shared equally between Landlord and Subtenant.

(c)	Buyer, at its option, and at its own expense, may procure a title insurance commitment to insure the Property, in which case Tenant shall furnish a complete copy of the commitment to Landlord, together with copies of all documents supporting any exceptions to the commitment. If Subtenant objects to any such exceptions and the exceptions are caused by Landlord, Landlord shall cure such exceptions at its expense and shall be allowed a reasonable time within which to effectuate such cure. Landlord shall have no obligation to cure exceptions not caused by it.

(d)	The purchase shall close within 45 days after the price has been determined. The purchase price shall be paid in full at closing in immediately-available funds. If Subtenant fails to close within that time, then Subtenant’s option to purchase is forever terminated.

(e)	Closing shall occur at the office of the title company issuing the commitment ordered by Subtenant. If Subtenant has not ordered a title insurance commitment, Landlord shall designate a title company to conduct the closing, and the closing shall occur at that title company’s office. The date and time of closing shall be set by the title company conducting the closing.

(f)	At the closing, Landlord shall deliver its special warranty deed, subject to easements and restrictions of record and any other items shown as exceptions to the title insurance commitment to which Tenant has not objected.

(g)	At the closing, the Amended Lease and the Sublease shall be terminated.

(h)	For the year in which closing occurs, taxes and special assessments shall be prorated to the date of closing; the proportion of such charges attributable to the time prior to the closing shall be paid by Landlord.

(i)	The closing fee and document preparation fees charged by the title company shall be paid one-half each by Landlord and Subtenant. Subtenant shall pay the costs of recording the deed and any other closing documents, and all of its financing-related costs. Each party shall pay its own fees and expenses for legal counsel incurred in connection with the purchase.

(j)	Each party shall cooperate with the other in preparing and delivering documents related to the closing, including tax notifications, sales validation questionnaire, customary affidavits and a simple real estate purchase contract if required by the title company.

(k)	Subtenant agrees to participate in a Tax-free Exchange (IRS Section 1031) arrangement if so desired by the Landlord.

5.	Time. Time is of the essence of this Option.

THE AMIGOS RENTAL, LLC (Landlord)

By:	/s/ Mona Stein
Name:	Mona Stein
Title:	Managing Member

Accepted

Subtenant hereby accepts the foregoing Grant of Option.

Tiger Financial Management, LLC

By:	/s/ Chad Faulkner
Name:	Chad Faulkner
Title:	President

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